<PRE>
                                                                  Exhibit 10.26




                                                     April 28, 2000


Mr. Steven Ladin
26 Elkington Drive
Mt. Laurel, NJ  08054

Dear Steve,

         Supplementing the terms of your Employment Agreement with Sybron Chemicals Inc. (the "Company"), this will confirm that, in the event there shall be a Change in Control (as hereinafter defined) and thereafter your employment with the Company terminates Without Cause (as hereinafter defined), you shall be entitled to the following benefits:

         (a) If your employment terminates prior to the first anniversary of the date of the Change in Control, you shall be entitled, in lieu of any other severance pay, to a lump sum payment, payable within 30 days of the date your employment terminates, equal to the sum of the following:

                  (i) two times your base salary in effect on the Change in Control date; and

                  (ii) your Target Bonus (as defined in the Company's Executive Bonus Plan (the "Plan")) for the year in which your termination occurs, prorated for the number of months of service during that year prior to the termination; and

                  (iii) your full Target Bonus for each of the two years following the year in which your termination occurs.

         (b) If your employment terminates on or after the first anniversary of the date of the Change in Control, you shall be entitled, in lieu of any other severance pay, to a lump sum payment, payable within 30 days of the date your employment terminates, equal to the sum of the following:

                  (i) one time your base salary in effect on the Change in Control date; and

                  (ii) your Target Bonus for the year in which your termination occurs, prorated for the number of months of service during that year prior to the termination; and

                                       -2-

                  (iii) your full Target Bonus for the year following the year in which your termination occurs.

         The value of each Target Bonus payable hereunder shall be determined in accordance with the provisions of Section 7(g)(4) of the Plan, as amended. The number of shares of Company Common Stock awarded for partial years shall be determined by prorating the Closing Price (as defined in the Plan) based on the Closing Price of the Common Stock on December 31 immediately preceding, and on December 31 immediately following, a date which is three years prior to the date your employment terminates.

         Notwithstanding anything herein to the contrary, in the event the aggregate present value, determined in a manner consistent with applicable provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations promulgated pursuant thereto, of the benefits and/or payments provided to you under the terms hereof that are treated as Parachute Payments (as hereinafter defined), along with the aggregate present value (determined in the same manner) of all other payments and/or benefits provided to you by the Company that are also treated as Parachute Payments, exceeds three times your Base Amount (as hereinafter defined), the benefits and/or payments to which you are otherwise entitled under the terms hereof shall be reduced to the extent necessary so that the aggregate present value of all Parachute Payments to which you are entitled hereunder and any other agreement or arrangement with the Company shall not exceed three times your Base Amount. The reductions required under this paragraph, if any, shall be applied, to the extent possible, to all payments and/or benefits to which you are otherwise entitled under this Agreement in proportion to the Present Value of such payments and/or benefits, and otherwise in such manner as the Company deems appropriate at its discretion. In the event you receive Parachute Payments having an aggregate present value in excess of three times your Base Amount, you agree that you are not entitled to retain and shall immediately repay to the Company, in cash, the excess of the aggregate present value of all payments and/or benefits which constitute Parachute Payments over three times your Base Amount. For purposes of this paragraph the following terms shall have the meanings set forth below:

         "Parachute Payment" means any payment to you in the nature of compensation that constitutes a "parachute payment" as that term is defined in Code Section 280G(b)(2); and

         "Base Amount" means the amount which is determined to be your "base amount" as that term is defined in Code Section 280G(b)(3).

         Termination of your employment with the Company Without Cause shall mean (a) termination by the Company without Cause (as defined in your Employment Agreement with the Company), or (b) termination by you by reason of (i) the Company's failure to make any of the payments, or provide any of the material benefits (or their equivalent),

                                       -3-

under the terms of your Employment Agreement with the Company, or (ii) any material adverse change in your position, the location of your primary workplace, the scope of your duties and responsibilities, or your compensation and benefits.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (a) the sale or disposal of substantially all of the assets of the Company, or (b) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or Citigroup or any of their subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or any other person or group in which the present management of the Company shall have an aggregate equity interest, on a fully diluted basis, of no less than 15%, shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of (i) the Company's Common Stock, or (ii) the Common Stock of the Company resulting from the merger or consolidation of the Company with or into any other entity.

         This letter amends and supersedes the letter agreement dated July 15, 1998 covering the same subject matter covered by this letter.

         If the above correctly reflects our understanding, please so indicate by signing in the space provided below for such purpose.

                                          Sincerely,



                                          Richard M. Klein
                                          President and Chief Executive Officer

AGREED:

/s/ Steven Ladin
----------------
Steven Ladin
</PRE>